Exhibit 99.2

Guidance Revision conference call

December 18, 2014

Kim Rogers Introduction

Good morning, and thank you for joining us this morning for a discussion of ZAGG Inc’s guidance revision, filed yesterday, December 17 2014 after the market close. On the call today we have Randy Hales, President and Chief Executive Officer, along with ZAGG's Chief Financial Officer, Brandon O'Brien. Randy has some prepared comments that will provide additional detail to the information provided in the release, and afterward there will be a Q&A session with both Randy and Brandon.

By now, everyone should have access to the guidance revision press release. If you have not seen a copy of the release, it can be found on the Investor Relations portion of the ZAGG website. We are recording this call, and a podcast of the conference call will also be archived at the ZAGG Investor Relations web page under Events for one year.

Before we begin, we would like to remind everyone that the prepared remarks contain certain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements include, but are not limited to, our outlook for the Company and statements that estimate or project future results of operations or the performance of the Company. These statements do not guarantee future performance and speak as of the date hereof. For a more detailed discussion on the factors that can cause actual results to differ materially from those projected in any forward-looking statements, we refer all of you to the risk factors contained in ZAGG's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. ZAGG assumes no obligation to revise any forward-looking statements that may be made in yesterday’s release and today's call.

Please note that on today's call, in addition to discussing the GAAP financial results and the outlook for the Company, the financial measure adjusted EBITDA will be discussed.

An explanation of ZAGG's use of non-GAAP financial measures in this call is included in ZAGG's press release yesterday, which again can be found on the Investor Relations section of the Company's website. The non-GAAP information is not a substitute for any performance measure derived in accordance with GAAP and the use of such non-GAAP measures has limitations, which are detailed in the Company's press release.

I’d now like to turn the call over the Randy Hales, …Randy?

Randy Hales’ prepared comments

Thank you Kim, and good morning. As outlined in the press release we filed yesterday, we’re pleased to announce a strong finish to the year and would like to recognize and thank the entire ZAGG team who worked extremely hard to meet the unexpected demand. We went into the fourth quarter well positioned for the iPhone 6 and 6 Plus launch, but ultimately the demand this quarter for ZAGG and iFrogz products exceeded our expectations.

Throughout 2014 we have experienced orders pulling forward, and we are experiencing that again in a big way in the fourth quarter. Our retail customers were experiencing such strong demand, that in order to minimize stock-outs on products like HDX film and the InvisibleShield Glass, they have been buying aggressively to catch up. This is clearly benefiting our fourth quarter results both top and bottom line, however we would anticipate the level of purchasing to taper as we exit the holiday season.

We now expect 2014 net sales to be in a range of $250 - $255 million, up from our previous range of $225 - $235 million.

We are also experiencing improved gross margin results due to higher mix of screen protection sales than previously anticipated. The success we’re experiencing this quarter is also attributable to our strategy to return to revenue growth by selling more to our existing customers, stabilizing our InvisibleShield product sales, adding new retail customers, and expanding our international business.

Along with the strong topline growth, we are increasing our Adjusted EBITDA guidance based on strong sales of our higher margin screen protection products and leverage as a result of increased revenue over our fixed costs. The new range for Adjusted EBITDA is expected to be $30 - $32 million, up significantly from our previous range of $15- $20 million.

While we are not providing 2015 guidance at this time, I’d like to make some directional comments on how we are viewing our business next year. Regarding product mix, we would anticipate that it would look similar to what we experienced in the first three quarters of 2014. Mid-single digit growth is the right place to start thinking about revenue and we anticipate gross margins to be the mid-to-high 30’s.

With that I’d like to turn the call back over to the operator to open the Q&A session.

After Q&A Closing Comment

Thank you again for joining us today. We’re hosting an invitational event at CES and for those of you who will be joining us, we look forward to seeing you there on January 7. That event will be webcast, and the link will be available on the investor relations page of our website.

3